                                                                      Exhibit 99

                                                            For more information

                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com

                ASV Announces Record Results for 1st Quarter 2005

                        Q1 2005 Sales up 61%, EPS up 54%

                 Full Year Sales and Earnings Guidance Increased

         Grand Rapids, MN (April 28, 2005) -- ASV, Inc. (Nasdaq: ASVI) today reported record results for its first quarter of 2005, its fourth consecutive quarter of record sales and earnings. Net sales for the three months ended March 31, 2005 increased 61% to $53.2 million, compared with $33.1 million for the same period in 2004. Assisted by a 110 basis point improvement in its gross profit percentage, ASV reported net earnings of $5.5 million for the first quarter of 2005, compared with net earnings of $3.6 million for the first quarter of 2004. Diluted earnings per share increased 54% to $.40 for the first quarter of 2005 compared with $.26 for the first quarter of 2004.

         Commenting on the results, ASV Chairman and CEO Gary Lemke said, "Our first quarter saw continued sales increases of ASV's R-Series Posi-Track(TM) products as well as undercarriages sold to Caterpillar Inc. (NYSE: CAT) for use on their Multi-Terrain Loaders (MTL). Sales of our R-Series Posi-Track products increased 23% in the first quarter of 2005 compared with the first quarter of 2004 and accounted for 41% of our first quarter 2005 sales. With our planned production increases of R-Series products throughout the balance of the year, we expect our R-Series growth to be in excess of 35% for all of 2005. Sales of MTL undercarriages increased 55% in the first quarter of 2005 compared with the first quarter of 2004, and accounted for 33% of our first quarter 2005 sales. Sales from Loegering Mfg. Inc., acquired by ASV in October of 2004, accounted for 12%, or $6.4 million, of our sales for the first quarter of 2005. Sales of the Versatile Track System(R) (VTS) accounted for 40% of Loegering's first quarter 2005 sales. Finally, as the field population of machines and undercarriages continues to grow, sales of service parts increased 77% in the first quarter of 2005."

         Discussing ASV's results further, Lemke said, "I'm very pleased to see how ASV has handled its supply chain, which resulted in our increased gross profit percentage in the first quarter of 2005, even in the face of increased raw material costs. During the first quarter of 2005, our gross profit percentage increased to 24.0% compared with 22.9% for the first quarter of 2004 and 22.4% for the fourth quarter of 2004 due to savings realized from cost reduction projects, lower unit costs from increased volume and price increases on R-Series Posi-Track products. Our operating expenses came in at the low end of our anticipated range, with selling, general and administrative expenses totaling 7.1% of net sales for the first quarter of 2005, compared with 5.7% of net sales for the first quarter of 2004. This increase was due primarily to the inclusion of Loegering, which does not yet enjoy the same degree of leverage that ASV does. We continued to invest in research and development to expand our product line. During the first quarter of 2005, ASV completed its newest product, the RCV vertical lift loader, which went into production in April of 2005. In addition, Loegering will be expanding its product line with a smaller version of its VTS product expected to be available in the third quarter of 2005."

2005 Guidance Increase

         ASV previously issued sales guidance for 2005 in the range of $210-230 million and diluted earnings per share guidance in the range of $1.50-1.65 per share. Given the results for the first quarter of 2005, ASV is increasing its guidance, with sales now expected to be in the range of $220-230 million for 2005, an increase of 37-43% over 2004. Diluted earnings per share are now expected to be in the range of $1.60-1.73 per share, an increase of 25-35% compared with 2004. ASV anticipates its sales breakdown for 2005 will remain as previously guided, with R-Series Posi-Track products expected to account for approximately 45% of its projected 2005 net sales and MTL undercarriages accounting for approximately 33%. Sales of Loegering products are expected to account for approximately 12% of ASV's projected net sales for 2005, with parts and used equipment accounting for approximately 10%.

         Commenting on the guidance increase, Lemke stated, "We believe the market is starting to fully realize the benefits of ASV's rubber track technology. We intend to capitalize on this by continuing to grow our distribution network, expand our product offerings and develop new markets and applications for our industry leading rubber track technology."

Conference Call

        ASV will conduct a live Webcast at 9 a.m. Central time, Thursday, April 28th to discuss its results for the first quarter of 2005 and its outlook for the balance of 2005. The call will be broadcast over the Internet and can be accessed at either www.vcall.com or ASV's web site, www.asvi.com, in the investor relations section under the "About ASV" tab. To listen to the call, go to either of the two Web sites at least 15 minutes prior to the call to register, download and install any
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needed audio software. A replay of this call will be available both telephonically and over the Internet approximately one hour after its conclusion. The telephonic replay will be available through 11 p.m. Central time, Friday, April 29th, and can be accessed by dialing 877-660-6853 and entering account number 286 and conference ID 149682. The Internet replay will be available for 30 days and can be accessed at www.vcall.com or www.asvi.com in the same manner as discussed above.

About ASV

        ASV designs, manufactures and sells rubber-tracked, all-purpose crawlers and related accessories, attachments and traction products. ASV also manufactures rubber-tracked undercarriages, some of which are a primary component on Caterpillar's Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com or Loegering's website at www.loegering.com.

         Note: The statements set forth above regarding ASV's future expected sales, sales mix, expense and earnings levels and earnings per share, timing of introduction and sales of new R-Series Posi-Track products and the Versatile Track System and future production plans are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, unanticipated problems or delays experienced by Caterpillar relating to the manufacturing or marketing of the MTL machines, market acceptance of the machines, deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV's ability to realize the anticipated benefits from its relationship with Caterpillar. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's SEC filings, including but not limited to, its report on Form 10-K for the year ended December 31, 2004.

                 Condensed financial statements are as follows:

A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
Three months ended March 31, 2005 and 2004

                                                                             2005                   2004
                                                                       -----------------     -----------------
Net sales.....................................................         $      53,179,842     $      33,053,771

Cost of goods sold............................................                40,420,654            25,483,569
                                                                       -----------------     -----------------

        Gross profit...........................................               12,759,188             7,570,202

Operating expenses
    Selling, general and administrative........................                3,783,571             1,900,522

    Research and development...................................                  428,140               155,555
                                                                       -----------------     -----------------

        Operating income......................................                 8,547,477             5,514,125

Other income (expense)
    Interest income............................................                  303,243               177,887

    Interest expense...........................................                  (28,176)              (28,609)

    Other, net.................................................                   45,431                 1,630
                                                                       -----------------     -----------------

        Income before income taxes.............................                8,867,975             5,665,033

Provision for income taxes.....................................                3,325,000             2,070,000
                                                                       -----------------     -----------------

        NET EARNINGS...........................................        $       5,542,975     $       3,595,033
                                                                       =================     =================

Net earnings per common share - Diluted........................        $             .40     $             .26
                                                                       =================     =================

Diluted weighted average shares outstanding....................               13,820,897            13,706,606
                                                                       =================     =================

A.S.V., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)


      ASSETS                                                                March 31,          December 31,
                                                                              2005                 2004
                                                                       -----------------     -----------------
CURRENT ASSETS
    Cash & short-term investments............................          $      37,789,226     $      37,000,629

    Accounts receivable, net.................................                 36,631,607            36,431,774

    Inventories..............................................                 46,065,551            34,832,868

    Other current assets.....................................                  2,466,224             2,237,096
                                                                       -----------------     -----------------

        Total current assets                                                 122,952,608           110,502,367

LONG-TERM INVESTMENTS                                                          5,917,691             5,912,747

LONG-TERM NOTE RECEIVABLE, less current portion                                  664,445               703,445

PROPERTY AND EQUIPMENT, net..................................                 11,722,282            11,108,132

INTANGIBLES, net.............................................                  7,976,502             8,002,251

GOODWILL.....................................................                  8,385,827             8,385,827
                                                                       -----------------     -----------------

        Total assets                                                   $     157,619,355     $     144,614,769
                                                                       =================     =================

                       LIABILITIES & SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

    Current portion of long-term liabilities.................          $         191,563     $         189,656

    Accounts payable.........................................                 14,344,415            11,452,026

    Accrued liabilities......................................                  5,078,910             4,494,522

    Income taxes payable.....................................                  3,340,443               533,995
                                                                       -----------------     -----------------

        Total current liabilities                                             22,955,331            16,670,199

LONG-TERM LIABILITIES, less current portion..................                  1,829,715             1,873,768

SHAREHOLDERS' EQUITY.........................................                132,834,309           126,070,802
                                                                       -----------------     -----------------

        Total liabilities & shareholders' equity                       $     157,619,355     $     144,614,769
                                                                       =================     =================